Exhibit 99

FOR IMMEDIATE RELEASE

National Western Life Announces Preliminary Settlement Agreement

Austin, Texas, October 15, 2003 -- National Western Life Insurance Company (Nasdaq: NWLIA) today announced it had reached in principle a settlement agreement with the plaintiff who filed a class action lawsuit against the Company in the state of Michigan. The lawsuit has been filed on behalf of a nationwide class of purchasers who challenged the bonus interest rate paid by National Western on certain annuity products. The settlement agreement, subject to preliminary and final court approval, will provide a maximum settlement fund of approximately $9.7 million. National Western denies liability for the claims asserted by the plaintiff on behalf of the class. The estimated settlement amount will be charged against the Company's operating results for the quarter ended September 30, 2003, which are scheduled to be reported on November 7, 2003.

National Western Life Insurance Company is a stock life insurance company with assets in excess of $4.7 billion and stockholders' equity of $647.7 million, including other comprehensive income, as of June 30, 2003.

Investor Relations Contact:

Brian M. Pribyl

Senior Vice President

Chief Financial & Administrative Officer and Treasurer

(512) 719-2493